NEWS RELEASE
For Immediate Release

EMERITUS ANNOUNCES SECOND QUARTER 2013
OPERATING RESULTS

SEATTLE, WA, August 1, 2013 - Emeritus Corporation (NYSE: ESC), a national provider of senior living services, today announced its second quarter 2013 results.

Operating Summary for Second Quarter 2013 Compared to Second Quarter 2012

•	Community and management fee revenue increased 44.7% to $468.4 million
•	Adjusted EBITDAR increased $37.9 million, or 41.2% to $130.0 million
•	Adjusted CFFO per share grew 12.5% to $0.54
•	Total Portfolio Same Community (as defined below) average occupancy improved 60 basis points to 86.6%
•	Total Portfolio Same Community average monthly revenue per occupied unit increased 2.5% to $4,015

Granger Cobb, President and Chief Executive Officer, commented, “We were very pleased to see occupancy rebound with a 20-basis point sequential lift in our same store portfolio after the effects of a rough flu season in the first quarter. The continued integration of home healthcare services into our communities through our Nurse On Call subsidiary is making solid progress, and we look forward to on-boarding 38 high quality communities and benefitting from their operating teams’ experience later in the quarter. Finally, as we celebrate our 20th anniversary, we would like to thank our more than 30,000 dedicated and compassionate employees who care for our 42,000 residents every day as though they were family.”

2013 Second Quarter Consolidated Results

Community and management fee revenues increased $144.6 million, or 44.7% to $468.4 million in the second quarter of 2013, compared to $323.8 million in the second quarter of 2012.  The increase in revenues resulted primarily from the Company’s lease and ownership acquisition of 142 communities in the fourth quarter of 2012 and first quarter of 2013 that the Company previously managed for a joint venture (the “Blackstone JV Transaction”).  The increase in revenues was also attributable to the Company’s fourth quarter 2012 acquisition of Nurse on Call, Inc.

Total average monthly revenue per occupied unit for the consolidated portfolio was $4,014 in the second quarter of 2013 compared to $4,140 in the second quarter of 2012.  The rate decrease was attributable to the acquisition of the Blackstone JV communities, which have lower average rates than the legacy Emeritus communities.  In the second quarter of 2013, total average occupancy for the consolidated portfolio grew to 86.7%, compared to 86.4% in the second quarter of 2012.

Revenues for those consolidated communities that Emeritus has continuously operated since January 1, 2012 (“Consolidated Same Community”) increased $7.3 million in the second quarter of 2013 primarily as a result of improved rate per unit.  As of June 30, 2013, the consolidated Emeritus portfolio consisted of 463 communities, of which 321 communities are included in the Company’s definition of Consolidated Same Community.  Average monthly revenue for this portfolio increased 2.1% to $4,236 in the second quarter of 2013 compared to the second quarter of 2012, and occupancy increased to 86.7% compared to 86.6% over the same period.

As a result of the Blackstone JV transaction, the Company added 133 leased communities and nine owned communities to its consolidated portfolio in the fourth quarter of 2012 and the first quarter of 2013. Substantially all of these communities have been managed by Emeritus since the second half of 2010.  For all communities continuously under Emeritus management since January 1, 2012 (“Total Portfolio Same Community”), monthly revenue per occupied unit increased 2.5% in the second quarter of 2013 compared to the second quarter of 2012, and average occupancy improved by 60 basis points when comparing the same periods.

Community and ancillary services operating expenses were $319.9 million in the second quarter of 2013 compared to $213.6 million in the second quarter of 2012.  The increase was due primarily to the acquisition of the Blackstone JV communities and Nurse on Call.  Community operating expenses in the Consolidated Same Community portfolio increased $5.0 million, or 2.4%, due primarily to increases in professional liability insurance, marketing, and salaries and benefits, offset somewhat by lower health insurance expense resulting from our August 2012 switch to a more efficient network, as well as lower bad debt expense.

Community and ancillary operating income grew $42.9 million, or 40.8%, to $148.0 million in the second quarter of 2013, compared to the second quarter of 2012, primarily as the result of acquisition-related activities.  Community and ancillary operating income margin was 31.6% in the 2013 second quarter compared to 33.0% in the 2012 period, and was likewise impacted by acquisition-related activities between the periods, in particular the acquisition of Nurse on Call (which operates at a lower margin percentage than the Company’s historical business).  Consolidated Same Community operating income margin was stable at 33.8% for both second-quarter periods, and Total Portfolio Same Community operating margin improved 50 basis points to 33.8% in the second quarter of 2013 as compared to the prior-year quarter.

The consolidated increase in general and administrative expenses in the periods includes the effects of the Company’s acquisition of home healthcare services, which operate at a higher level of such expenditures in relation to the corresponding revenues.  Excluding Nurse on Call as well as consolidated noncash stock-based compensation expenses, senior living general and administrative expenses as a percent of total operated senior living community revenue were 4.8% in the second quarter of 2013, compared to 4.7% in the second quarter of 2012.  The increase primarily reflects increases in employee compensation and benefits.

For the second quarter of 2013, Adjusted EBITDAR increased $37.9 million, or 41.2%, to $130.0 million, with the increase primarily driven by the increase in community operating income.  Adjusted CFFO per share increased 12.5% to $0.54 per share, compared to $0.48 per share in the second quarter of 2012.

Financing and Other Activities

In May 2013, the Company repaid a $30.0 million note payable to a subsidiary of Ventas, Inc., bearing interest at 8.80%.  In July 2013, the Company repaid a $15.2 million note payable bearing interest at 8.77%.  Year-to-date through July 2013, the Company has repaid a total of $88.1 million of higher-rate notes payable.

On June 27, 2013 the Company announced the lease of 38 communities representing approximately 4,400 units, that are currently owned by a joint venture comprised of Health Care REIT, Inc. and Merrill Gardens. The communities offer independent living, assisted living and memory care services, with a primary focus on independent living.  This transaction is expected to close in the third quarter of 2013.

2013 Guidance Update

The Company provides guidance for the Company’s existing portfolio and excludes the impact from future acquisitions and dispositions.

The Company’s guidance for 2013 is as follows:
•	Community and management fee revenue in the range of $1.85 billion to $1.90 billion
•	Routine capital expenditures in the range of $28.0 million to $30.0 million
•	Senior living general and administrative expenses as a percent of total senior living operated revenue of approximately 4.9%, excluding non-cash stock-based compensation expenses
•	Adjusted CFFO in the range of $2.10 to $2.20 per share

Webcast and Conference Call

The Company will host a webcast and conference call on Thursday, August 1, 2013, at 5:00 P.M. Eastern Time to discuss its financial results for the second quarter of 2013.

The conference call will be webcast live over the internet from the Company’s web site at www.emeritus.com under the “Investors” section.  The conference call can also be accessed by dialing (877) 407-3982, or for international participants (201) 493-6780.  A replay of the conference call will be available after 8:00 P.M. Eastern Time on Thursday, August 1, 2013, until midnight Eastern Time on Thursday, August 8, 2013.  The dial-in numbers for the replay are (877) 870-5176 or, for international participants, (858) 384-5517.  To access the telephonic replay, enter the conference ID 417700.

Non-GAAP Financial Measures

Adjusted EBITDA/EBITDAR and CFFO are financial measures of operating performance that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”).  The Company believes that these non-GAAP measures are useful in identifying trends in day-to-day performance because they exclude items that are of little or no significance to operations and provide indicators to management of progress in achieving optimal operating performance.  In addition, these measures are used by many research analysts and investors to evaluate the performance and the value of companies in the senior living industry.  The Company strongly urges you to review the reconciliation of net loss to Adjusted EBITDA/EBITDAR and the reconciliation of net cash provided by operating activities to CFFO, provided below, along with the Company’s consolidated balance sheets, statements of operations, and statements of cash flows.  The Company defines Adjusted EBITDA/EBITDAR and CFFO and provides other information about these non-GAAP measures in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, to be filed with the Securities and Exchange Commission.

The table below shows the reconciliation of net loss to Adjusted EBITDA/EBITDAR for the three months and six months ended June 30, 2013 and 2012 (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Net loss	$ (36,333)	$ (21,753)	$ (75,998)	$ (41,148)
Depreciation and amortization	45,194	32,993	90,412	65,563
Interest income	(118)	(98)	(228)	(202)
Interest expense	72,090	38,587	144,289	77,632
Net equity losses for unconsolidated joint ventures	(5)	80	7	472
Income tax provision	1,190	324	2,296	596
Loss from discontinued operations	5,368	5,007	5,368	5,007
Amortization of above/below market rents	1,225	1,624	2,471	3,378
Amortization of deferred gains	(242)	(264)	(490)	(533)
Loss (gain) on early extinguishment of debt	14	(55)	(479)	(55)
Stock-based compensation	3,478	2,834	6,809	5,679
Change in fair value of derivative financial
instruments	(172)	534	(177)	745
Deferred revenue	248	(151)	2,336	(450)
Deferred straight-line rent	78	1,096	294	2,298
Impairment of long-lived assets	–	–	–	2,135
Loss on lease termination	486	–	486	–
Transaction and financing costs	895	1,167	1,542	1,488
Self-insurance reserve adjustments	5,654	1,849	13,136	2,246
Adjusted EBITDA	99,050	63,774	192,074	124,851
Community lease expense	30,936	28,296	61,438	56,511
Adjusted EBITDAR	$ 129,986	$ 92,070	$ 253,512	$ 181,362

The following table shows the reconciliation of net cash provided by operating activities to CFFO, and Adjusted CFFO (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Net cash provided by operating activities	$ 28,328	$ 42,324	$ 56,089	$ 68,516
Changes in operating assets and liabilities, net	2,836	(16,009)	(2,208)	(17,273)
Repayment of capital lease and financing obligations	(6,809)	(4,183)	(12,810)	(8,077)
Recurring capital expenditures	(5,770)	(3,718)	(11,431)	(8,173)
Distributions from unconsolidated joint ventures (1)	251	61	428	87
Cash From Facility Operations	18,836	18,475	30,068	35,080
Transaction costs	895	882	1,542	1,188
Self-insurance reserve adjustments, prior years	5,654	1,849	13,136	2,246
Adjusted Cash From Facility Operations	$ 25,385	$ 21,206	$ 44,746	$ 38,514

CFFO per share	$ 0.40	$ 0.41	$ 0.65	$ 0.79
Adjusted CFFO per share	0.54	0.48	0.97	0.86

(1)	Excludes distributions resulting from the Blackstone JV Transaction, the sale of communities and refinancing of debt.

Recurring capital expenditures are actual costs incurred to maintain the Company’s communities for their intended business purpose and exclude expenditures for community acquisitions, expenditures incurred in the months immediately following acquisition (and specifically excludes the $30.0 million capital commitment under the lease for the former Blackstone JV communities), new construction and expansions, ROI-designated projects, computer hardware and software, and vehicles.

For a more detailed understanding of Emeritus, please refer to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, to be filed with the SEC, or visit the Company’s web site at www.emeritus.com to obtain copies.

About Emeritus

Emeritus Senior Living is the largest assisted living and memory care provider in the United States, with the ability to serve nearly 50,000 residents. Over 30,000 employees support approximately 480 communities throughout 45 states coast to coast. Emeritus offers the spectrum of senior residential choices, care options, and life enrichment programs that fulfill individual needs and promote purposeful living during the aging process. Senior living service offerings include independent living, assisted living, memory care, skilled nursing, home health care, and rehabilitation services. Emeritus experts provide insights on senior living, care, wellness, brain health, and family topics at www.emeritus.com, which also offers details on the organization’s family-focused philosophy and services. Emeritus’ common stock is traded on the New York Stock Exchange under the symbol ESC.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects.  The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges without adversely affecting occupancy levels; successfully integrating home health agency services into our senior living communities; uncertainties regarding government-reimbursement programs for our services; increases in interest costs as a result of refinancings; our ability to control community operation expenses without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operations, and uncertainties related to professional liability and workers’ compensation claims.  We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area.  These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission, including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC.  The Company undertakes no obligation to update the information provided herein.

Contact:
Investor Relations
(206) 298-2909

Media Contacts:
Liz Brady
Liz.brady@icrinc.com
646-277-1226

Sari Martin
Sari.martin@icrinc.com
203-682-8345

EMERITUS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(In thousands, except share data)

ASSETS

	June 30,	December 31,
	2013	2012
Current Assets:
Cash and cash equivalents	$ 133,867	$ 59,795
Short-term investments	6,251	4,910
Trade accounts receivable, net of allowance of $8,318 and $7,179	56,164	53,138
Other receivables	8,616	28,533
Tax, insurance, and maintenance escrows	25,756	23,813
Prepaid insurance expense	23,398	24,297
Deferred tax asset	31,430	33,781
Other prepaid expenses and current assets	9,618	12,185
Property held for sale	16,082	-
Total current assets	311,182	240,452
Investments in unconsolidated joint ventures	2,082	2,513
Property and equipment, net of accumulated depreciation of $617,187 and $533,710	3,960,640	4,011,884
Restricted deposits and escrows	55,967	50,671
Goodwill	186,745	186,756
Other intangible assets, net of accumulated amortization of $37,036 and $47,547	127,186	131,971
Other assets, net	29,074	36,503
Total assets	$ 4,672,876	$ 4,660,750

LIABILITIES, SHAREHOLDERS' EQUITY AND NONCONTROLLING INTEREST

Current Liabilities:
Current portion of long-term debt	$ 73,943	$ 49,381
Current portion of capital lease and financing obligations	29,742	25,736
Trade accounts payable	25,774	14,244
Accrued employee compensation and benefits	47,165	53,606
Accrued interest	7,702	8,467
Accrued real estate taxes	15,444	16,432
Accrued insurance liabilities	40,328	44,867
Other accrued expenses	31,043	30,291
Deferred revenue	24,867	22,417
Unearned rental income	23,772	30,552
Total current liabilities	319,780	295,993
Long-term debt obligations, less current portion	1,476,008	1,558,936
Capital lease and financing obligations, less current portion	2,480,634	2,384,857
Deferred gain on sale of communities	3,253	3,743
Deferred straight-line rent	69,826	63,920
Other long-term liabilities	130,446	128,472
Total liabilities	4,479,947	4,435,921
Redeemable noncontrolling interest	10,488	10,105
Commitments and contingencies
Shareholders' Equity and Noncontrolling Interest:
Preferred stock, $0.0001 par value. Authorized 20,000,000 shares, none issued	–	–
Common stock, $0.0001 par value. Authorized 100,000,000 shares, issued and
outstanding 47,681,063 and 45,814,988 shares	5	5
Additional paid-in capital	883,430	839,511
Accumulated deficit	(703,806)	(628,093)
Total Emeritus Corporation shareholders' equity	179,629	211,423
Noncontrolling interest	2,812	3,301
Total shareholders' equity	182,441	214,724
Total liabilities, shareholders' equity, and noncontrolling interest	$ 4,672,876	$ 4,660,750

EMERITUS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenues:
Community and ancillary services revenue	$ 467,810	$ 318,628	$ 930,529	$ 636,551
Management fees	595	5,141	1,380	10,197
Community, ancillary services and management fee revenue	468,405	323,769	931,909	646,748
Reimbursed costs incurred on behalf of managed communities	7,521	51,033	16,385	102,645
Total operating revenues	475,926	374,802	948,294	749,393

Expenses:
Community and ancillary services operations	319,848	213,571	643,589	427,044
General and administrative	28,891	22,987	58,331	46,410
Transaction costs	895	882	1,542	1,188
Impairments of long-lived assets	–	–	–	2,135
Depreciation and amortization	45,194	32,993	90,412	65,563
Community leases	32,239	31,016	64,203	62,187
Costs incurred on behalf of managed communities	7,521	51,033	16,385	102,645
Total operating expenses	434,588	352,482	874,462	707,172
Operating income from continuing operations	41,338	22,320	73,832	42,221

Other income (expense):
Interest income	118	98	228	202
Interest expense	(72,090)	(38,587)	(144,289)	(77,632)
Change in fair value of derivative financial instruments	172	(534)	177	(745)
Net equity earnings (losses) for unconsolidated joint ventures	5	(80)	(7)	(472)
Other, net	682	361	1,725	881
Net other expense	(71,113)	(38,742)	(142,166)	(77,766)

Loss from continuing operations before income taxes	(29,775)	(16,422)	(68,334)	(35,545)
Provision for income taxes	(1,190)	(324)	(2,296)	(596)
Loss from continuing operations	(30,965)	(16,746)	(70,630)	(36,141)
Loss from discontinued operations	(5,368)	(5,007)	(5,368)	(5,007)
Net loss	(36,333)	(21,753)	(75,998)	(41,148)
Net loss attributable to the noncontrolling interests	376	34	285	48
Net loss attributable to Emeritus Corporation
common shareholders	$ (35,957)	$ (21,719)	$ (75,713)	$ (41,100)

Basic and diluted loss per common share attributable to
Emeritus Corporation common shareholders:
Continuing operations	$ (0.66)	$ (0.38)	$ (1.52)	$ (0.81)
Discontinued operations	(0.11)	(0.11)	(0.12)	(0.11)
	$ (0.77)	$ (0.49)	$ (1.64)	$ (0.92)

Weighted average common shares outstanding	46,805	44,612	46,115	44,597

EMERITUS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(In thousands)

	Six Months Ended June 30,
	2013	2012
Cash flows from operating activities:
Net loss	$ (75,998)	$ (41,148)
Adjustments to reconcile net loss to net cash provided by
operating activities:
Depreciation and amortization	90,412	65,563
Amortization of above/below market rents	2,471	3,378
Amortization of deferred gains	(490)	(533)
Loss on lease termination	505	–
(Gain) loss on early extinguishment of debt	(479)	625
Impairments of long-lived assets	5,206	6,678
Amortization of loan fees	1,552	1,680
Allowance for doubtful receivables	4,384	5,225
Equity investment losses	7	472
Loss (gain) on sale of assets	119	(205)
Stock-based compensation	6,809	5,679
Change in fair value of derivative financial instruments	(177)	745
Deferred straight-line rent	294	2,298
Deferred revenue	2,336	(450)
Non-cash interest expense	16,279	1,309
Other	651	(73)
Change in other operating assets and liabilities	2,208	17,273
Net cash provided by operating activities	56,089	68,516

Cash flows from investing activities:
Purchase of property and equipment	(31,844)	(11,399)
Acquisitions	(4,881)	–
Proceeds from sale of assets	25,338	3,725
Advances from affiliates and other managed communities, net	13,078	481
Distributions from unconsolidated joint ventures, net	46,147	(637)
Other assets	(749)	(179)
Net cash provided by (used in) investing activities	47,089	(8,009)

Cash flows from financing activities:
Sale of stock, net	41,823	623
Proceeds from lease extensions	6,055	–
Distributions to noncontrolling interests, net	(3,726)	–
Increase in restricted deposits	(1,190)	(1,655)
Debt issuance and other financing activities	(888)	(1,118)
Proceeds from long-term borrowings and financings	50,000	10,553
Repayment of long-term borrowings and financings	(108,370)	(29,711)
Repayment of capital lease and financing obligations	(12,810)	(8,077)
Net cash used in financing activities	(29,106)	(29,385)

Net increase in cash and cash equivalents	74,072	31,122
Cash and cash equivalents at the beginning of the period	59,795	43,670
Cash and cash equivalents at the end of the period	$ 133,867	$ 74,792

Emeritus Corporation
Cash Lease and Interest Expense
Three Months Ended June 30, 2013
(In thousands)

		Projected
	Actual	Range
	Q2-13	Q2-2013
Facility lease expense - GAAP	$ 32,239	$ 32,000	—	$ 33,000
Less:
Above/below market rents	(1,225)	(1,200)	—	(1,300)
Plus:
Capital lease interest	47,302	47,500	—	48,000
Capital lease interest - noncash	(8,304)	(8,000)	—	(9,000)
Capital lease principal	6,689	6,000	—	7,000
Straight-line rents	(78)	200		300
Facility lease expense - CASH	$ 76,623	$ 76,500	—	$ 78,000

Interest expense - GAAP	$ 72,090	$ 71,000	—	$ 72,000
Less:
Capital lease interest	(47,302)	(47,500)	—	(48,000)
Loan fee amortization and other	(810)	(700)	—	(800)
Interest expense - CASH	$ 23,978	$ 22,800	—	$ 23,200

Depreciation - owned assets	$ 20,303	$ 20,000	—	$ 21,000
Depreciation - capital leases	24,439	24,000	—	25,000
Amortization - intangible assets	452	400	—	500
Total depreciation and amortization	$ 45,194	$ 44,400	—	$ 46,500

EMERITUS CORPORATION
Consolidated Supplemental Financial Information
For the Quarters Ended
(unaudited)
(Dollars in thousands, except non-financial and per-unit data)

Non-Financial Data:	Q2 2012	Q3 2012	Q4 2012	Q1 2013	Q2 2013
Average consolidated communities	327.3	325.3	414.3	462.7	464.7
Average available units	29,629	29,513	36,672	40,524	40,757
Average occupied units	25,603	25,719	31,842	35,007	35,333
Average occupancy	86.4%	87.1%	86.8%	86.4%	86.7%
Average monthly revenue per occupied unit	$ 4,140	$ 4,189	$ 4,077	$ 4,012	$ 4,014
Calendar days	91	92	92	90	91

Community and ancillary services revenues:
Community revenues	$ 313,555	$ 318,915	$ 385,888	$ 417,581	$ 422,288
Move-in fees	5,816	5,753	5,503	5,503	5,430
Move-in incentives	(1,358)	(1,434)	(1,953)	(1,722)	(2,282)
Total community revenues	318,013	323,234	389,438	421,362	425,436
Ancillary services revenues	615	640	20,156	41,357	42,374
Total community and ancillary services revenues	318,628	323,874	409,594	462,719	467,810

Community and ancillary services operating expenses:
Salaries and wages - regular and overtime	97,850	99,334	119,305	127,713	129,904
Average daily salary and wages	1,075	1,080	1,297	1,419	1,428
Average daily wages per occupied unit	$42.00	$41.98	$40.73	$40.54	$40.40

Payroll taxes and employee benefits	33,185	32,132	36,854	45,523	40,981
Percent of salaries and wages	33.9%	32.3%	30.9%	35.6%	31.5%

Prior year self-insurance reserve adjustments	1,849	190	3,560	7,482	5,654

Utilities	12,141	14,805	15,328	18,595	16,963
Average monthly cost per occupied unit	158	192	160	177	160

Facility maintenance and repairs	8,427	8,643	9,787	11,830	11,674
Average monthly cost per occupied unit	110	112	102	113	110

All other community operating expenses	59,762	61,277	75,365	81,140	81,970
Average monthly cost per occupied unit	778	794	789	773	773

Community operating expenses	213,214	216,381	260,199	292,283	287,146
Ancillary services operating expenses	357	562	15,449	31,458	32,702
Total community and ancillary services operating expenses	213,571	216,943	275,648	323,741	319,848

Community operating income	$ 104,799	$ 106,853	$ 129,238	$ 129,079	$ 138,290
Consolidated operating income	$ 105,057	$ 106,931	$ 133,946	$ 138,978	$ 147,962

Operating income margin - Communities	33.0%	33.1%	33.2%	30.6%	32.5%
Operating income margin - Consolidated	33.0%	33.0%	32.7%	30.0%	31.6%

EMERITUS CORPORATION
Selected Consolidated and Same Community Information
For the Quarters Ended
(unaudited)
(Community and ancillary revenue and operating expense in thousands)

	Q2 2012	Q3 2012	Q4 2012	Q1 2013	Q2 2013
Consolidated:
Average consolidated communities	327.3	325.3	414.3	462.7	464.7
Community and ancillary revenue	$ 318,628	$ 323,874	$ 409,594	$ 462,719	$ 467,810
Community and ancillary operating expense	213,571	216,943	275,648	323,741	319,848
Average occupancy	86.4%	87.1%	86.8%	86.4%	86.7%
Average monthly revenue per unit	$ 4,140	$ 4,189	$ 4,077	$ 4,012	$ 4,014
Operating income margin	33.0%	33.0%	32.7%	30.0%	31.6%

Consolidated Same Community:
Average consolidated communities	321.0	321.0	321.0	321.0	321.0
Community revenue	$ 314,770	$ 320,726	$ 322,474	$ 321,893	$ 322,096
Community operating expense	208,221	214,326	211,129	217,850	213,212
Average occupancy	86.6%	87.3%	87.2%	86.6%	86.7%
Average monthly revenue per unit	$ 4,148	$ 4,192	$ 4,222	$ 4,240	$ 4,236
Operating income margin	33.8%	33.2%	34.5%	32.3%	33.8%

Total Portfolio Same Community:
Average consolidated communities	473.0	473.0	473.0	473.0	473.0
Community revenue	$ 420,481	$ 428,279	$ 431,362	$ 432,147	$ 434,149
Community operating expense	280,268	288,156	283,797	291,670	287,357
Management fees	5,190	5,232	2,429	700	552
Average occupancy	86.0%	86.7%	86.7%	86.4%	86.6%
Average monthly revenue per unit	$ 3,916	$ 3,958	$ 3,987	$ 4,008	$ 4,015
Operating income margin	33.3%	32.7%	34.2%	32.5%	33.8%